Exhibit 99.1

GAP INC. REPORTS MAY SALES RESULTS

SAN FRANCISCO - June 4, 2015 - Gap Inc. (NYSE: GPS) today reported that net sales for the four-week period ended May 30, 2015 were $1.25 billion compared with net sales of $1.27 billion for the four-week period ended May 31, 2014.

“We’re pleased with Old Navy’s continued momentum and we remain focused on consistently delivering higher levels of performance across our portfolio,” said Sabrina Simmons, chief financial officer, Gap Inc.

May Comparable Sales Results
Gap Inc.’s comparable sales for May 2015 were down 1 percent versus a 1 percent increase last year. Comparable sales by global brand for May 2015 were as follows:

•	Gap Global: negative 6 percent versus negative 3 percent last year

•	Banana Republic Global: negative 5 percent versus positive 3 percent last year

•	Old Navy Global: positive 6 percent versus positive 2 percent last year

Additional insight into Gap Inc.’s sales performance is available by calling 1-800-GAP-NEWS (1-800-427-6397). International callers may call 706-902-4949. The recording will be available at approximately 1:00 p.m. Pacific Time on June 4, 2015 and available for replay until 1:00 p.m. Pacific Time on June 12, 2015.

June Sales
The company will report June sales on July 9, 2015.

About Gap Inc.
Gap Inc. is a leading global retailer offering clothing, accessories, and personal care products for men, women, and children under the Gap, Banana Republic, Old Navy, Athleta, and Intermix brands. Fiscal year 2014 net sales were $16.4 billion. Gap Inc. products are available for purchase in more than 90 countries worldwide through about 3,300 company-operated stores, over 400 franchise stores, and e-commerce sites. For more information, please visit www.gapinc.com.

Investor Relations Contact:
David Davick
(415) 427-2164
Investor_relations@gap.com

Media Relations Contact:
Kari Shellhorn
(415) 427-1805
Press@gap.com